Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	July 19, 2012
Laura Wehby (Investors)
(513) 534-7407
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD ANNOUNCES SECOND QUARTER 2012 NET INCOME

TO COMMON SHAREHOLDERS OF $376 MILLION OR $0.40 PER SHARE

DILUTED EPS UP 14 PERCENT FROM SECOND QUARTER 2011

•	2Q12 net income available to common shareholders of $376 million, or $0.40 per diluted common share, vs. $421 million, or $0.45 per share, in 1Q12 and $328 million, or $0.35 per share in 2Q11

•	2Q12 results included a benefit of $56 million pre-tax gain (~$36 million after-tax, or $0.04 per share) on the valuation of the warrant Fifth Third holds in Vantiv

•

1Q12 results included net Vantiv-related benefits of $127 million (~$82 million or $0.09 per share after-tax), including $115 million pre-tax gains associated with Vantiv, Inc’s. initial public offering (IPO), warrant gain of $46 million pre-tax, and a $34 million pre-tax charge from Vantiv debt termination-related charges recorded in equity method earnings; 2Q11 results included warrant gains of $29 million pre-tax ($19 million or $0.02 per share after-tax)

•	2Q12 return on assets (ROA) of 1.32%; return on average common equity of 11.4%; return on average tangible common equity** of 14.1%

•	Pre-provision net revenue (PPNR)** of $636 million; excluding Vantiv impact outlined above, PPNR of $580 million up $13 million or 2% from 1Q12

•	Net interest income (FTE) of $899 million, flat sequentially; net interest margin 3.56%; average portfolio loans up 1% sequentially driven by 4% growth in C&I loans

•	Noninterest income of $678 million compared with $769 million in prior quarter; excluding Vantiv impact above, noninterest income of $622 million down $20 million or 3% from 1Q12

•	Noninterest expense of $937 million, down 4% sequentially

•	2Q12 effective tax rate of 31.8% vs. 28.6% in 1Q12; seasonal increase in income taxes of $19 million (after-tax) related to expiration of stock options

•	Credit trends remain favorable

•

2Q12 net charge-offs of $181 million (0.88% of loans and leases) vs. 1Q12 NCOs of $220 million and 2Q11 NCOs of $304 million; lowest NCO level since 4Q07; 2Q12 provision expense of $71 million compared with 1Q12 provision of $91 million and 2Q11 provision of $113 million

•

Loan loss allowance declined $110 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 2.45%, 125% of nonperforming assets, 150% of nonperforming loans and leases, and 2.8 times 2Q12 annualized net charge-offs

•

Total nonperforming assets (NPAs) of $1.7 billion including loans held-for-sale (HFS) declined $111 million, or 6%, sequentially; NPAs excluding loans HFS of $1.6 billion declined $54 million or 3%; lowest since 1Q08

•	NPA ratio of 1.96% down 7 bps from 1Q12, NPL ratio of 1.62% down 2 bps from 1Q12

•	Total delinquencies (includes loans 30-89 days past due and over 90 days past due) down 2% sequentially, lowest levels since 2005

•	Strong capital ratios*

•	Tier 1 common ratio 9.77%**, up 13 bps sequentially

•	Tier 1 capital ratio 12.31%***, Total capital ratio 16.24%***, Leverage ratio 11.39%***

•	Tangible common equity ratio** of 9.15% excluding unrealized gains/losses; 9.49% including them

•	Book value per share of $14.56; tangible book value per share** of $11.89 up 2% from 1Q12 and 13% from 2Q11

*	Capital ratios estimated; presented under current U.S. capital regulations. U.S. banking regulators have recently proposed new capital rules for U.S. banks as well as changes to risk-weightings (“the Standardized Approach”). The proposals have been presented for public comment. We are currently evaluating these proposals and their potential impact. See pp. 14-15 for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 34.
***	Pro forma regulatory capital ratios for Fifth Third as of June 30, 2012, including the impact of Fifth Third’s call of $1.4 billion in trust preferred securities (“TruPS”) in July of 2012, were as follows: Tier 1 Capital ratio of 11.0%, Total capital ratio of 14.9% and leverage ratio of 10.1%. See pp. 14-15 for more information.

Fifth Third Bancorp (Nasdaq: FITB) today reported second quarter 2012 net income of $385 million, compared with net income of $430 million in the first quarter of 2012 and net income of $337 million in the second quarter of 2011. After preferred dividends, second quarter 2012 net income available to common shareholders was $376 million or $0.40 per diluted share, compared with first quarter net income of $421 million or $0.45 per diluted share, and net income of $328 million or $0.35 per diluted share in the second quarter of 2011.

Second quarter 2012 noninterest income results included $56 million in positive valuation adjustments on the Vantiv warrant; $17 million in negative valuation adjustments associated with bank premises held-for-sale; and a $17 million reduction in other noninterest income related to the valuation of a total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Second quarter noninterest expense was reduced by $17 million related to affordable housing investments and FDIC insurance. Net gains on investment securities were $3 million. Second quarter net income taxes were seasonally higher by $19 million due to the seasonal expiration of employee stock options expense.

First quarter 2012 results included $115 million in pre-tax gains on the initial public offering of Vantiv, Inc., $46 million in positive valuation adjustments on the Vantiv warrant and put option, as well as $34 million of charges recorded in equity method earnings in other noninterest income related to Vantiv’s bank debt refinancing and debt termination charges. First quarter results also included $23 million in income from an agreement reached on certain outstanding disputes for non-income tax related assessments in noninterest expense; a $19 million charge to noninterest income related to the Visa total return swap, additions to litigation reserves of $13 million, debt termination charges of $9 million, and severance expense of $6 million. Net gains on investment securities were $9 million. Second quarter 2011 results included $29 million in positive valuation adjustments on the Vantiv warrant, debt extinguishment gains of $6 million and a $4 million charge related to the Visa total return swap. Net gains on investment securities were $6 million. Second quarter 2011 net income taxes were seasonally higher by $23 million due to the seasonal expiration of employee stock options expense.

Earnings Highlights

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$385	$430	$314	$381	$337	(10%)	14%
Net income available to common shareholders	$376	$421	$305	$373	$328	(11%)	15%

Common Share Data
Earnings per share, basic	0.41	0.46	0.33	0.41	0.36	(11%)	14%
Earnings per share, diluted	0.40	0.45	0.33	0.40	0.35	(11%)	14%
Cash dividends per common share	0.08	0.08	0.08	0.08	0.06	—	33%

Financial Ratios
Return on average assets	1.32%	1.49%	1.08%	1.34%	1.22%	(11%)	8%
Return on average common equity	11.4	13.1	9.5	11.9	11.0	(13%)	4%
Return on average tangible common equity	14.1	16.2	11.9	14.9	14.0	(13%)	1%
Tier I capital	12.31	12.20	11.91	11.96	11.93	1%	3%
Tier I common equity	9.77	9.64	9.35	9.33	9.20	1%	6%
Net interest margin (a)	3.56	3.61	3.67	3.65	3.62	(1%)	(2%)
Efficiency (a)	59.4	58.3	67.5	60.4	59.1	2%	1%

Common shares outstanding (in thousands)	918,913	920,056	919,804	919,779	919,818	—	—
Average common shares outstanding (in thousands):
Basic	913,541	915,226	914,997	914,947	914,601	—	—
Diluted	954,622	957,416	956,349	955,490	955,478	—	—

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts not the rounded dollar amounts.

“Earnings trends remained positive in the second quarter of 2012. Results came in better than we had anticipated and followed a very strong first quarter,” said Kevin Kabat, President and CEO of Fifth Third Bancorp. “Mortgage results remained strong. Our capabilities and strength of market position has enabled us to capture significant business as we assist our customers in taking advantage of historically low interest rates. Card and processing revenue was up 9 percent sequentially, and corporate banking revenue increased 5 percent sequentially as loan production and ancillary business volume remained healthy during the quarter.

“Expenses were well managed and declined 4 percent in the quarter. We remain focused on expenses as we navigate through a relatively sluggish economic environment, even as we continue to develop new products and enhance services to customers. Charged-off loans dropped to 88 basis points of loans and leases, the lowest level since 2007 and we continue to expect further improvement in the second half of the year.

“Capital levels and capital generation remain very strong. Earnings per share increased 14 percent and tangible book value per share increased 13 percent from a year ago. Our tangible common equity ratio ended the quarter at 9.5 percent and the Tier 1 common ratio was 9.8 percent. We re-submitted our capital plan to the Federal Reserve on June 8 and look forward to their response to our plans to resume a prudent and more appropriate capital management strategy given our earnings generation and capital position.

“We believe our capabilities and business model continue to position Fifth Third well to compete in this environment and in the future.”

Income Statement Highlights

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$899	$903	$920	$902	$869	—	3%
Provision for loan and lease losses	71	91	55	87	113	(21%)	(37%)
Total noninterest income	678	769	550	665	656	(12%)	3%
Total noninterest expense	937	973	993	946	901	(4%)	4%

Income before income taxes (taxable equivalent)	569	608	422	534	511	(6%)	11%

Taxable equivalent adjustment	4	5	4	4	5	(20%)	(20%)
Applicable income taxes	180	173	104	149	169	4%	7%

Net income	385	430	314	381	337	(11%)	14%
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Bancorp	385	430	314	381	337	(10%)	14%
Dividends on preferred stock	9	9	9	8	9	—	—

Net income available to common shareholders	376	421	305	373	328	(11%)	15%

Earnings per share, diluted	$0.40	$0.45	$0.33	$0.40	$0.35	(11%)	14%

Net Interest Income

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,031	$1,045	$1,061	$1,059	$1,050	(1%)	(2%)
Total interest expense	132	142	141	157	181	(7%)	(27%)

Net interest income (taxable equivalent)	$899	$903	$920	$902	$869	—	3%

Average Yield
Yield on interest-earning assets (taxable equivalent)	4.08%	4.18%	4.23%	4.28%	4.37%	(2%)	(7%)
Yield on interest-bearing liabilities	0.73%	0.79%	0.79%	0.86%	1.00%	(8%)	(27%)

Net interest rate spread (taxable equivalent)	3.35%	3.39%	3.44%	3.42%	3.37%	(1%)	(1%)

Net interest margin (taxable equivalent)	3.56%	3.61%	3.67%	3.65%	3.62%	(1%)	(2%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$84,508	$83,757	$82,278	$80,013	$79,153	1%	7%
Total securities and other short-term investments	17,168	16,735	17,243	18,142	17,192	3%	—
Total interest-earning assets	101,676	100,492	99,521	98,155	96,345	1%	6%
Total interest-bearing liabilities	73,162	72,219	71,467	72,473	72,503	1%	1%
Bancorp shareholders’ equity	13,629	13,366	13,147	12,841	12,365	2%	10%

Net interest income of $899 million on a fully taxable equivalent basis declined $4 million from the first quarter, with a $14 million decrease in interest income and a $10 million decrease in interest expense. The decline in interest income was primarily attributable to loan repricing, particularly in the C&I and auto portfolios; Vantiv’s debt refinancing in March; and lower reinvestment rates on the securities portfolio given the sharp reduction in intermediate and long-term interest rates. These effects were partially offset by the benefit of loan growth and higher purchase accounting accretion. Despite growth in interest-bearing liabilities, interest expense declined as a result of deposit mix shift into lower yielding products as well as the impact of hedge ineffectiveness in the first quarter of 2012 (positive benefit of $1 million this quarter compared with a negative impact of $8 million in the first quarter). The full quarter net impact of our first quarter senior debt issuance and debt terminations modestly increased interest expense.

The net interest margin was 3.56 percent, a decrease of 5 bps from 3.61 percent in the previous quarter. The decrease was primarily due to lower loan and lower securities yields, which reduced the margin by 7 bps and

3 bps, respectively. These effects were partially offset by the impact of hedge ineffectiveness and deposit mix shift, which respectively contributed 3 bps and 1 bp to the change in the margin.

Compared with the second quarter of 2011, net interest income increased $30 million, driven by higher average loan balances, run-off in higher-priced CDs and mix shift to lower cost deposit products, partially offset by lower asset yields. The net interest margin decreased 6 bps from a year ago.

Securities

Average securities and other short-term investments were $17.2 billion in the second quarter of 2012 compared with $16.7 billion in the previous quarter and $17.2 billion in the second quarter of 2011. The sequential increase in average balances was related to the pre-investment of a portion of portfolio cash flows during the quarter and higher cash balances held at the Fed reflected in short-term investments balances.

Loans

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$32,734	$31,371	$29,891	$28,777	$27,909	4%	17%
Commercial mortgage	9,810	10,007	10,262	10,050	10,394	(2%)	(6%)
Commercial construction	873	992	1,132	1,752	1,918	(12%)	(54%)
Commercial leases	3,469	3,543	3,351	3,300	3,349	(2%)	4%

Subtotal - commercial loans and leases	46,886	45,913	44,636	43,879	43,570	2%	8%

Consumer:
Residential mortgage loans	11,274	10,828	10,464	10,006	9,654	4%	17%
Home equity	10,430	10,606	10,810	10,985	11,144	(2%)	(6%)
Automobile loans	11,755	11,882	11,696	11,445	11,188	(1%)	5%
Credit card	1,915	1,926	1,906	1,864	1,834	(1%)	4%
Other consumer loans and leases	326	345	402	441	547	(6%)	(40%)

Subtotal - consumer loans and leases	35,700	35,587	35,278	34,741	34,367	—	4%

Total average loans and leases (excluding held for sale)	$82,586	$81,500	$79,914	$78,620	$77,937	1%	6%

Average loans held for sale	1,920	2,257	2,364	1,393	1,216	(15%)	58%

Average loan and lease balances (excluding loans held-for-sale) increased $1.1 billion, or 1 percent, sequentially and increased 6 percent from the second quarter of 2011. Period end loan and lease balances (excluding loans held-for-sale) increased $246 million sequentially and $4.4 billion, or 6 percent, from a year ago.

Average commercial portfolio loan and lease balances were up $973 million, or 2 percent, sequentially and increased $3.3 billion, or 8 percent, from the second quarter of 2011. Average C&I loans increased 4 percent sequentially and 17 percent compared with the second quarter of 2011. Average commercial mortgage and commercial construction loan balances declined by a combined 3 percent sequentially and 13 percent from the same period the previous year, reflecting continued low customer demand and business opportunities. Commercial line usage, on an end of period basis, was 31.9 percent of committed lines in the second quarter of 2012 compared with 32.1 percent in the first quarter of 2012 and 32.9 percent in the second quarter of 2011.

Average consumer portfolio loan and lease balances increased $113 million sequentially and $1.3 billion, or 4 percent, from the second quarter of 2011. Average residential mortgage loans increased 4 percent sequentially, reflecting continued strong refinancing activity associated with historically low interest rates as well as the continued retention of certain residential mortgages. Compared with the second quarter of 2011, average residential mortgage loans increased 17 percent and reflected the retention of these mortgages. Home equity loan balances declined 2 percent sequentially and 6 percent year-over-year due to lower demand and production. Average auto loans decreased 1 percent sequentially and increased 5 percent year-over-year.

Average loans held-for-sale of $1.9 billion decreased $337 million sequentially and increased $704 million compared with the second quarter of 2011 primarily driven by changes in balances of mortgages held for sale. Period end loans held-for-sale increased $279 million from the previous quarter and $678 million from the second quarter of 2011.

Deposits

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$26,351	$26,063	$26,069	$23,677	$22,174	1%	19%
Interest checking	23,548	22,308	19,263	18,322	18,701	6%	26%
Savings	22,143	21,944	21,715	21,747	21,817	1%	1%
Money market	4,258	4,543	5,255	5,213	5,009	(6%)	(15%)
Foreign office (a)	1,321	2,277	3,325	3,255	3,805	(42%)	(65%)

Subtotal - Transaction deposits	77,621	77,135	75,627	72,214	71,506	1%	9%
Other time	4,359	4,551	4,960	6,008	6,738	(4%)	(35%)

Subtotal - Core deposits	81,980	81,686	80,587	78,222	78,244	—	5%
Certificates - $100,000 and over	3,130	3,178	3,085	3,376	3,955	(2%)	(21%)
Other	23	19	16	7	2	20%	NM

Total deposits	$85,133	$84,883	$83,688	$81,605	$82,201	—	4%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits were relatively stable, increasing slightly sequentially, and increased 5 percent from the second quarter of 2011, as transaction deposit growth was offset by continued run-off of other time deposits. Average transaction deposits, excluding other time deposits, increased 1 percent from the first quarter of 2012 primarily driven by higher interest checking, demand deposits, and savings balances, reflecting account migration from foreign office deposits and money market accounts. Year-over-year growth of 9 percent was driven by higher interest checking, demand deposits, and savings balances, partially offset by lower foreign office and money market account balances.

Consumer average transaction deposits increased 1 percent sequentially and 6 percent from the second quarter of 2011. Transaction deposit growth reflected higher interest checking, demand deposit, and savings balances, which were partially offset by lower money market balances. Consumer CDs included in core deposits declined 4 percent sequentially, driven by customer reluctance to purchase CDs given the current low rate environment, and declined 35 percent year-over-year driven by maturities of higher-rate CDs.

Commercial average transaction deposits were flat sequentially and increased 12 percent from the previous year. Sequential performance reflected continued mix shift of foreign office deposits into domestic interest-bearing checking products. Year-over-year growth was primarily driven by higher inflows to DDAs and interest checking balances, partially offset by lower foreign office deposits. Average public funds balances were $5.7 billion compared with $6.2 billion in the first quarter of 2012 and $5.9 billion in the second quarter of 2011.

Noninterest Income

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$130	$129	$136	$134	$126	1%	4%
Corporate banking revenue	102	97	82	87	95	5%	7%
Mortgage banking net revenue	183	204	156	178	162	(10%)	13%
Investment advisory revenue	93	96	90	92	95	(4%)	(2%)
Card and processing revenue	64	59	60	78	89	9%	(28%)
Other noninterest income	103	175	24	64	83	(41%)	25%
Securities gains, net	3	9	5	26	6	(67%)	(50%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	—	(3)	6	—	NM	NM

Total noninterest income	$678	$769	$550	$665	$656	(12%)	3%

NM: Not Meaningful

Noninterest income of $678 million decreased $91 million sequentially, or 12 percent, and increased $22 million, or 3 percent, compared with year ago results. The sequential decline was primarily due to the first quarter benefit of Vantiv’s IPO and related debt refinancing as well as lower mortgage banking net revenue, while the increase from a year ago largely reflected second quarter 2012 warrant gains and higher mortgage banking income, which more than offset the impact of debit interchange legislation on card and processing revenue.

Second quarter 2012 noninterest income results included a $56 million positive valuation adjustment on the Vantiv warrant, compared with $46 million in positive valuation adjustments on Vantiv warrant and put instruments in the first quarter of 2012 and $29 million in positive valuation adjustments in the second quarter of 2011. This quarter’s results also included $17 million in lower of cost or market adjustments associated with bank premises held-for-sale, as well as a $17 million charge related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Valuation adjustments on this swap were $19 million in the first quarter of 2012 and $4 million in the second quarter of 2011. First quarter 2012 results included $115 million in gains from Vantiv’s IPO, as well as the $34 million charge recorded in equity method earnings related to Vantiv’s debt refinancing and related termination charges. Excluding these items, as well as investment securities gains in all periods, noninterest income of $653 million increased $1 million from the previous quarter and increased $28 million, or 4 percent, from the second quarter of 2011.

Service charges on deposits of $130 million increased 1 percent from the first quarter and 4 percent compared with the same quarter last year. Retail service charges declined 1 percent sequentially and 1 percent compared with the second quarter of 2011. Commercial service charges increased 2 percent sequentially and 7 percent compared with results a year ago.

Corporate banking revenue of $102 million increased 5 percent from the first quarter of 2012 and 7 percent from the same period last year. The sequential and year-over-year increases were driven by increased foreign exchange, institutional sales, and interest rate derivatives revenue. Additionally, increased business lending fees benefited the year-over-year comparison.

Mortgage banking net revenue was $183 million in the second quarter of 2012, a 10 percent decrease from the first quarter of 2012 and an increase of 13 percent from the second quarter of 2011. Second quarter 2012 originations were $5.9 billion, compared with $6.4 billion in the previous quarter and $3.1 billion in the second quarter of 2011. Second quarter 2012 originations resulted in gains of $183 million on mortgages sold reflecting higher gain on sale margins. This compares with gains of $174 million during the previous quarter and $64 million during the second quarter of 2011. Mortgage servicing fees this quarter were $63 million, compared with $61 million in the previous quarter and $58 million in the second quarter of 2011. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $63 million in the second quarter of 2012 (reflecting MSR amortization of $41 million and MSR valuation adjustments of negative $22 million); negative $31 million in the first quarter of 2012 (MSR amortization of $46 million and MSR valuation adjustments of positive $15 million); and positive $40 million in the second quarter of 2011 (MSR amortization of $25 million and MSR valuation adjustments of positive $65 million). The mortgage servicing asset, net of the valuation reserve, was $736 million at quarter end on a servicing portfolio of $62 billion.

Investment advisory revenue of $93 million decreased 4 percent sequentially and 2 percent from the second quarter of 2011. The sequential decline was driven by lower tax-related private client services revenue which is seasonally strong in the first quarter, as well as lower mutual fund fees, partially offset by higher brokerage fees.

Card and processing revenue was $64 million in the second quarter of 2012, an increase of 9 percent sequentially and decline of 28 percent from the second quarter of 2011. The sequential increase reflected higher transaction volumes compared with the seasonally weak first quarter. The year-over-year decline was driven by the impact of debit interchange legislation, partially offset by higher transaction volumes.

Other noninterest income totaled $103 million in the second quarter of 2012, compared with $175 million in the previous quarter and $83 million in the second quarter of 2011. Other noninterest income includes effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For periods ending June 30, 2012, March 31, 2012, and June 30, 2011, the impact of warrant and put option valuation adjustments were positive $56 million, positive $46 million, and positive $29 million, respectively, and reductions in income related to the Visa total return swap were $17 million, $19 million, and

$4 million, respectively. Second quarter 2012 results also included $17 million in lower of cost or market adjustments associated with bank premises held-for-sale. First quarter 2012 results also included $115 million in gains from Vantiv’s IPO, as well as the $34 million charge recorded in equity method earnings related to Vantiv’s debt refinancing and related termination charges. Excluding the items detailed above, other noninterest income of $81 million increased approximately $14 million from the previous quarter and increased approximately $23 million from the second quarter of 2011.

Net credit-related costs recognized in other noninterest income were $17 million in the second quarter of 2012 versus $14 million last quarter and $28 million in the second quarter of 2011. Second quarter 2012 results included $8 million of net gains on sales of commercial loans held-for-sale and $5 million of fair value charges on commercial loans held-for-sale, as well as $19 million of losses on other real estate owned (OREO). First quarter 2012 results included $5 million of net gains on sales of commercial loans held-for-sale and $1 million of fair value charges on commercial loans held-for-sale, as well as $17 million of losses on OREO. Second quarter 2011 results included net gains of $8 million of net gains on sales of commercial loans held-for-sale, $9 million of fair value charges on commercial loans held-for-sale, and $26 million of losses on OREO.

Net gains on investment securities were $3 million in the second quarter of 2012, compared with investment securities gains of $9 million in the previous quarter and $6 million in the second quarter of 2011.

Noninterest Expense

	For the Three Months Ended					% Change
	June 2012	March 2012	December 2011	September 2011	June 2011	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$393	$399	$393	$369	$365	(2%)	8%
Employee benefits	84	112	84	70	79	(25%)	6%
Net occupancy expense	74	77	79	75	75	(4%)	(1%)
Technology and communications	48	47	48	48	48	3%	1%
Equipment expense	27	27	27	28	28	—	(2%)
Card and processing expense	30	30	28	34	29	2%	4%
Other noninterest expense	281	281	334	322	277	—	1%

Total noninterest expense	$937	$973	$993	$946	$901	(4%)	4%

Noninterest expense of $937 million decreased 4 percent from the first quarter of 2012 and increased 4 percent from the second quarter of 2011. Second quarter 2012 expenses included a $9 million reduction to FDIC insurance expense and an $8 million benefit from the sale of affordable housing investments. First quarter 2012 expenses included a $23 million benefit from an agreement reached on certain outstanding disputes for non-income tax related assessments, $13 million in additions to litigation reserves, $9 million in debt termination charges, and $6 million in severance expense. Second quarter 2011 expenses included debt extinguishment gains which reduced other noninterest expense by $6 million. Excluding these items, noninterest expense of $954 million decreased $14 million, or 1 percent, from the first quarter of 2012 largely due to lower employee benefits costs partially offset by increased marketing expense, and increased $47 million, or 5 percent, compared with the second quarter of 2011.

Credit costs related to problem assets recorded as noninterest expense totaled $41 million in the second quarter of 2012, compared with $34 million in the first quarter of 2012 and $36 million in the second quarter of 2011. Second quarter credit-related expenses included provisioning for mortgage repurchases of $18 million, compared with $15 million in the first quarter and $14 million a year ago. (Realized mortgage repurchase losses were $16 million in the second quarter of 2012, compared with $17 million last quarter and $22 million in the second quarter of 2011.) Provision for unfunded commitments was a benefit of $1 million in the current quarter, compared with a benefit of $2 million last quarter and $14 million a year ago. Derivative valuation adjustments related to customer credit risk were a net zero this quarter versus positive $4 million last quarter and $1 million in expense a year ago. OREO expense was $5 million this quarter, compared with $5 million last quarter and $6 million a year ago. Other problem asset-related expenses were $19 million in the second quarter, compared with $19 million the previous quarter and $29 million in the same period last year, with the reduction primarily driven by lower work-out related expenses.

Credit Quality

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Total net losses charged off ($ in millions)
Commercial and industrial loans	($46)	($54)	($62)	($55)	($76)
Commercial mortgage loans	(25)	(30)	(47)	(47)	(47)
Commercial construction loans	—	(18)	(4)	(35)	(20)
Commercial leases	(7)	—	—	1	2
Residential mortgage loans	(36)	(37)	(36)	(36)	(36)
Home equity	(39)	(46)	(50)	(53)	(54)
Automobile loans	(7)	(9)	(13)	(12)	(8)
Credit card	(18)	(20)	(21)	(18)	(28)
Other consumer loans and leases	(3)	(6)	(6)	(7)	(37)

Total net losses charged off	(181)	(220)	(239)	(262)	(304)

Total losses	(219)	(253)	(280)	(294)	(343)
Total recoveries	38	33	41	32	39

Total net losses charged off	($181)	($220)	($239)	($262)	($304)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.88%	1.08%	1.19%	1.32%	1.56%
Commercial	0.67%	0.89%	1.00%	1.23%	1.30%
Consumer	1.15%	1.34%	1.43%	1.43%	1.89%

Net charge-offs were $181 million in the second quarter of 2012, or 88 bps of average loans on an annualized basis, the lowest level since the fourth quarter of 2007. Net charge-offs declined 18 percent compared with first quarter 2012 net charge-offs of $220 million, and declined 40 percent versus second quarter 2011 net charge-offs of $304 million.

Commercial net charge-offs were $78 million, or 67 bps, down $24 million compared with $102 million, or 89 bps, in the first quarter. Commercial net charge-offs were at the lowest level since the fourth quarter of 2007. C&I net losses were $46 million compared with net losses of $54 million in the previous quarter. Commercial mortgage net losses totaled $25 million, compared with net losses of $30 in the previous quarter. There were no commercial construction net losses in the second quarter, compared with net losses of $18 million in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $4 million. Originations of homebuilder / developer loans were suspended in 2007 and the remaining portfolio balance is $376 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $103 million, or 115 bps, down $15 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $36 million, down $1 million from the previous quarter. Home equity net charge-offs were $39 million, down $7 million from the first quarter. Net losses on brokered home equity loans represented 35 percent of second quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.4 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $7 million decreased $2 million from the prior quarter. Net losses on consumer credit card loans were $18 million, down $2 million from the previous quarter. Net charge-offs in other consumer loans were $3 million, down $3 million from the previous quarter.

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,126	$2,255	$2,439	$2,614	$2,805
Total net losses charged off	(181)	(220)	(239)	(262)	(304)
Provision for loan and lease losses	71	91	55	87	113

Allowance for loan and lease losses, ending	2,016	2,126	2,255	2,439	2,614

Reserve for unfunded commitments, beginning	179	181	187	197	211
Provision for unfunded commitments	(1)	(2)	(6)	(10)	(14)

Reserve for unfunded commitments, ending	178	179	181	187	197

Components of allowance for credit losses:
Allowance for loan and lease losses	2,016	2,126	2,255	2,439	2,614
Reserve for unfunded commitments	178	179	181	187	197

Total allowance for credit losses	$2,194	$2,305	$2,436	$2,626	$2,811
Allowance for loan and lease losses ratio
As a percent of loans and leases	2.45%	2.59%	2.78%	3.08%	3.35%
As a percent of nonperforming loans and leases (a)	150%	157%	157%	158%	160%
As a percent of nonperforming assets (a)	125%	127%	124%	125%	125%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $71 million in the second quarter of 2012, down $20 million from the first quarter of 2012 and down $42 million from the second quarter of 2011. The allowance for loan and lease losses declined $110 million reflecting continued improvement in credit trends. This allowance represented 2.45 percent of total loans and leases outstanding as of quarter end, compared with 2.59 percent last quarter, and represented 150 percent of nonperforming loans and leases, 125 percent of nonperforming assets, and 277 percent of second quarter annualized net charge-offs.

	As of
	June 2012	March 2012	December 2011	September 2011	June 2011
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$377	$358	$408	$449	$485
Commercial mortgage loans	357	347	358	353	417
Commercial construction loans	99	118	123	151	147
Commercial leases	3	8	9	13	16
Residential mortgage loans	135	135	134	142	145
Home equity	30	26	25	25	26
Automobile loans	1	1	—	—	1
Other consumer loans and leases	—	1	1	1	3

Total nonaccrual loans and leases	$1,002	$994	$1,058	$1,134	$1,240
Restructured loans and leases - commercial (nonaccrual)	147	157	160	189	188
Restructured loans and leases - consumer (nonaccrual)	193	201	220	215	211

Total nonperforming loans and leases	$1,342	$1,352	$1,438	$1,538	$1,639
Repossessed personal property	9	8	14	17	15
Other real estate owned (a)	268	313	364	389	434

Total nonperforming assets (b)	$1,619	$1,673	$1,816	$1,944	$2,088
Nonaccrual loans held for sale	55	110	131	171	147
Restructured loans - commercial (nonaccrual) held for sale	5	7	7	26	29

Total nonperforming assets including loans held for sale	$1,679	$1,790	$1,954	$2,141	$2,264

Restructured Consumer loans and leases (accrual)	$1,624	$1,624	$1,612	$1,601	$1,593
Restructured Commercial loans and leases (accrual)	$455	$481	$390	$349	$266

Total loans and leases 90 days past due	$203	$216	$200	$274	$279
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.62%	1.64%	1.76%	1.93%	2.09%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.96%	2.03%	2.23%	2.44%	2.66%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $1.7 billion, a decline of $111 million, or 6 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.6 billion or 1.96 percent of total loans, leases and OREO, and decreased $54 million, or 3 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.3 billion or 1.62 percent of total loans, leases and OREO, and decreased $10 million or 1 percent from the first quarter.

Commercial portfolio NPAs were $1.2 billion, or 2.53 percent of commercial loans, leases and OREO, and decreased $43 million, or 3 percent, from the first quarter. Commercial portfolio NPLs were $983 million, or 2.10 percent of commercial loans and leases, and decreased $5 million from last quarter. Commercial mortgage portfolio NPAs were $555 million, down $13 million from the prior quarter. Commercial construction portfolio NPAs were $141 million, a decline of $30 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 42 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $479 million increased $5 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $114 million declined $9 million from the first quarter, of which $45 million were commercial construction assets, $58 million were commercial mortgage assets and $10 million were C&I assets. Commercial portfolio NPAs included $147 million of nonaccrual troubled debt restructurings (TDRs), compared with $157 million last quarter.

Consumer portfolio NPAs of $437 million, or 1.22 percent of consumer loans, leases and OREO, decreased $12 million from the first quarter. Consumer portfolio NPLs were $359 million, or 1.00 percent of consumer loans and leases and decreased $5 million from last quarter. Of consumer NPAs, $385 million were in residential real estate portfolios. Residential mortgage NPAs were $322 million, $9 million lower than last quarter, with Florida representing 46 percent of residential mortgage NPAs and 15 percent of total residential mortgage loans. Home equity NPAs of $64 million were up $1 million compared with last quarter. Credit card NPAs decreased $3 million from the previous quarter to $42 million. Consumer nonaccrual TDRs were $193 million in the second quarter of 2012, compared with $201 million in the first quarter 2012.

Second quarter OREO balances included in portfolio NPA balances described above were $268 million, down $45 million from the first quarter, and included $196 million in commercial OREO and $71 million in consumer OREO. Repossessed personal property of $9 million consisted largely of autos.

Loans still accruing over 90 days past due were $203 million, down $13 million, or 6 percent, from the first quarter of 2012. Commercial balances 90 days past due of $24 million decreased $8 million sequentially. Consumer balances 90 days past due of $179 million were down $5 million from the previous quarter. Loans 30-89 days past due of $370 million increased $3 million, or 1 percent, from the previous quarter. Commercial balances 30-89 days past due of $61 million were down $11 million sequentially and consumer balances 30-89 days past due of $309 million increased $14 million from the first quarter, reflecting seasonality.

At quarter-end, we held $60 million of commercial nonaccrual loans for sale, compared with $117 million at the end of the first quarter. During the quarter we sold approximately $39 million of non-accrual held-for-sale loans; we transferred approximately $3 million of non-accrual commercial loans from the portfolio to loans held-for-sale, and we transferred approximately $4 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $5 million on held-for-sale loans and recorded net gains of $8 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Capital Position
Average shareholders’ equity to average assets	11.58%	11.49%	11.41%	11.33%	11.12%
Tangible equity (a)	9.50%	9.37%	9.03%	8.98%	9.01%
Tangible common equity (excluding unrealized gains/losses) (a)	9.15%	9.02%	8.68%	8.63%	8.64%
Tangible common equity (including unrealized gains/losses) (a)	9.49%	9.37%	9.04%	9.04%	8.96%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.84%	9.80%	9.41%	9.39%	9.28%
Regulatory capital ratios: (c)
Tier I capital	12.31%	12.20%	11.91%	11.96%	11.93%
Total risk-based capital	16.24%	16.07%	16.09%	16.25%	16.03%
Tier I leverage	11.39%	11.31%	11.10%	11.08%	11.03%
Tier I common equity (a)	9.77%	9.64%	9.35%	9.33%	9.20%
Book value per share	14.56	14.30	13.92	13.73	13.23
Tangible book value per share (a)	11.89	11.64	11.25	11.05	10.55

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter and reflected growth in retained earnings. Compared with the prior quarter, the Tier 1 common equity ratio* increased 13 bps to 9.77 percent. The tangible common equity to tangible assets ratio* was 9.15 percent (excluding unrealized gains/losses) and 9.49 percent (including unrealized gains/losses). The Tier 1 capital ratio increased 11 bps to 12.31 percent. The Total capital ratio increased 17 bps to 16.24 percent and the Leverage ratio increased 8 bps to 11.39 percent. Capital ratios were reduced during the quarter by approximately 7 bps due to the repurchase of $75 million in common shares.

Book value per share at June 30, 2012 was $14.56 and tangible book value per share* was $11.89, compared with March 31, 2012 book value per share of $14.30 and tangible book value per share of $11.64.

U.S. banking regulators have recently proposed new capital rules for U.S. banks as well as changes to risk-weightings for assets, which implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third would be subject to the proposed “standardized approach” for risk-weightings of assets and would be subject to the Market Risk Rule for trading assets and liabilities. These proposals have been presented for public comment. We are currently evaluating these proposals and their potential impact. We fully expect that our current capital ratios, as well as our capital ratios pro forma for changes as currently proposed and as if they were fully phased in today, would substantially exceed new

*	Non-GAAP measure; See Reg. G reconciliation on page 34

well-capitalized minimums including fully phased-in minimums. Our current capital ratios also substantially exceed current U.S. well-capitalized minimums.

Fifth Third has previously made estimates of its pro forma Tier 1 common ratio, as if the new Basel III rules were implemented into U.S. banking regulations and fully phased in. The estimate of this ratio for the first quarter of 2012 was 10.0 percent. The new capital rules proposed by U.S. banking regulators include changes to both capital definitions and risk-weighted assets. The changes to capital definitions were largely consistent with previous expectations, although they remain subject to comment and final rule-making. The proposed changes to risk-weighted assets had not been previously proposed and do not derive directly from Basel proposed rules for non-“internationally active” banks, such as Fifth Third. As a result, our previous estimates for our pro forma Tier 1 common ratio did not include such changes to risk-weighted assets. While we continue to evaluate these proposals and their potential impact, we believe the proposed rules would increase our risk-weighted assets and would lower our estimated pro forma Tier 1 common ratio relative to our current Tier 1 common ratio of 9.8 percent. As noted, the proposed rules remain subject to public comment, interpretation, and change.

Under the Dodd-Frank Act financial reform legislation, trust preferred securities (“TruPS”) were to be phased out of Tier 1 capital over three years beginning in 2013. The new regulations proposed by U.S. banking regulators also propose to cease Tier 1 capital treatment for outstanding TruPS with a similar phasing period. Fifth Third’s Tier 1 and Total capital levels at June 30, 2012 included $2.2 billion of TruPS, or 2.1 percent of risk weighted assets. On July 9, 2012, Fifth Third announced that it would call the $862.5 million of Capital Trust VI TruPS on August 8, 2012 due to a determination of a Capital Treatment Event. On July 2, 2012, Fifth Third announced that it would call the $575 million of Capital Trust V TruPS on August 15, 2012. The pro forma regulatory capital ratios for Fifth Third as of June 30, 2012, including the impact of Fifth Third’s call of $1.4 billion in TruPS in July of 2012, were as follows: Tier 1 Capital ratio of 11.0%, Total capital ratio of 14.9% and leverage ratio of 10.1%. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period they would be expected to continue to be included in Total capital, subject to final rule-making for U.S. capital standards.

Fifth Third is one of 31 large U.S. Bank Holding Companies (BHCs) subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 22, 2011, and is also subject to the FRB’s Comprehensive Capital Analysis & Review process for 19 large U.S. BHCs. Under this rule, we are required to submit an annual capital plan to the Federal Reserve, for its objection or non-objection. Fifth Third submitted its capital plan on January 9, 2012, as required. The submitted plan included an evaluation of results under four required macroeconomic scenarios: a baseline and stress scenario determined by the firms, and a baseline and stress scenario provided by the FRB. As required, the plan also included those capital actions Fifth Third intended to pursue or contemplate during the period covered by the FRB’s response, which was for 2012 and the first quarter of 2013. Our plan for the covered period included the possibility that we would increase our common dividend and would initiate common share repurchases, although any such actions would be based on the FRB’s non-objection, environmental conditions, earnings results, our capital position and other factors, as well as approval by the Fifth Third Board of Directors, at the time such actions were considered. On March 13, 2012, the FRB provided a response to Fifth Third that included no objection to Fifth Third’s current common dividend level, plans to repurchase common shares in an amount equal to any after-tax gains on the sale of Vantiv shares, and the potential to redeem $1.4 billion in TruPS, and included an objection to other plans to increase the common dividend and initiate additional common share repurchases. We do not believe that the FRB’s objection was based on our financial condition. In its analysis published on March 13, 2012 of stress scenario results for the 19 CCAR banks, the FRB indicated that Fifth Third’s stressed capital levels would exceed all minimum capital standards, including the assumption that Fifth Third pursued the capital actions it assumed under baseline scenario conditions during and after the covered period subject to Federal Reserve non-objection.

Fifth Third resubmitted its capital plan to the Federal Reserve on June 8, 2012, using updated macroeconomic scenarios as of March 31, 2012. The resubmitted plan included capital actions and distributions for the covered period through March 31, 2013 that were substantially similar to those included in our original submission, with adjustments primarily reflecting the change in the expected timing of capital actions and distributions relative to the timing assumed in our original submission. The Capital Plans Rule provides that the Fed will respond no later than 75 days after re-submission.

During the second quarter we repurchased $75 million of common shares as a result of our realized gains in Vantiv’s IPO and as part of our previously authorized 30 million share repurchase program. In total, 5,470,696 shares were repurchased at an average price of $13.7094. Upon completion of the transaction, Fifth Third has remaining authority to repurchase approximately 14 million shares under its existing share repurchase authorization.

Tax Rate

The effective tax rate was 31.8 percent this quarter compared with 28.6 percent in the first quarter. The higher rate was due to tax expense of $19 million associated with the expiration of employee stock options.

Other

Following Vantiv, LLC’s initial public offering, Fifth Third Bank owns 84 million units representing a 39 percent interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. This interest is recorded on Fifth Third’s balance sheet as an equity method investment with a book value of approximately $640 million. Based upon Vantiv’s closing price of $23.29 on June 29, 2012, our interest in Vantiv was valued at approximately $2.0 billion. The difference between the market value and our book value is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $213 million.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, August 2 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 93003209#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2012, the Company had $118 billion in assets and operated 15 affiliates with 1,322 full-service Banking Centers, including 105 Bank Mart® locations open seven days a week inside select grocery stores and 2,409 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 39% interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2012, had $291 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of Vantiv, LLC, formerly Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for June 30, 2012

Table of Contents

Financial Highlights	20-21
Consolidated Statements of Income	22
Consolidated Statements of Income (Taxable Equivalent)	23
Consolidated Balance Sheets	24-25
Consolidated Statements of Changes in Equity	26
Average Balance Sheet and Yield Analysis	27-29
Summary of Loans and Leases	30
Regulatory Capital	31
Summary of Credit Loss Experience	32
Asset Quality	33
Regulation G Non-GAAP Reconciliation	34
Segment Presentation	35

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2012	March 2012	June 2011	Seq	Yr/Yr	June 2012	June 2011	Yr/ Yr
Income Statement Data
Net interest income (a)	$899	$903	$869	—	3%	$1,802	$1,752	3%
Noninterest income	678	769	656	(12%)	3%	1,448	1,240	17%
Total revenue (a)	1,577	1,672	1,525	(6%)	3%	3,250	2,992	9%
Provision for loan and lease losses	71	91	113	(21%)	(37%)	162	281	(42%)
Noninterest expense	937	973	901	(4%)	4%	1,911	1,819	5%
Net income attributable to Bancorp	385	430	337	(10%)	14%	815	602	35%
Net income available to common shareholders	376	421	328	(11%)	15%	797	417	91%

Common Share Data
Earnings per share, basic	$0.41	$0.46	$0.36	(11%)	14%	$0.87	$0.46	89%
Earnings per share, diluted	0.40	0.45	0.35	(11%)	14%	0.85	0.46	85%
Cash dividends per common share	0.08	0.08	0.06	—	33%	0.16	0.12	33%
Book value per share	14.56	14.30	13.23	2%	10%	14.56	13.23	10%
Market price per share	13.40	14.04	12.75	(5%)	5%	13.40	12.75	5%
Common shares outstanding (in thousands)	918,913	920,056	919,818	—	—	918,913	919,818	—
Average common shares outstanding (in thousands):
Basic	913,541	915,226	914,601	—	—	914,383	897,808	2%
Diluted	954,622	957,416	955,478	—	—	956,016	907,484	5%
Market capitalization	$12,313	$12,918	$11,728	(5%)	5%	$12,313	$11,728	5%

Financial Ratios
Return on assets	1.32%	1.49%	1.22%	(11%)	8%	1.40%	1.09%	28%
Return on average common equity	11.4%	13.1%	11.0%	(13%)	4%	12.2%	7.2%	69%
Return on average tangible common equity (b)	14.1%	16.2%	14.0%	(13%)	1%	15.2%	9.3%	63%
Noninterest income as a percent of total revenue	43%	46%	43%	(7%)	—	45%	41%	10%
Average equity as a percent of average assets	11.58%	11.49%	11.12%	1%	4%	11.54%	11.44%	1%
Tangible common equity (c) (d)	9.15%	9.02%	8.64%	1%	6%	9.15%	8.64%	6%
Net interest margin (a)	3.56%	3.61%	3.62%	(1%)	(2%)	3.59%	3.66%	(2%)
Efficiency (a)	59.4%	58.3%	59.1%	2%	1%	58.8%	60.8%	(3%)
Effective tax rate	31.8%	28.6%	33.3%	11%	(5%)	30.2%	31.8%	(5%)

Credit Quality
Net losses charged off	$181	$220	$304	(18%)	(40%)	$401	$671	(40%)
Net losses charged off as a percent of average loans and leases	0.88%	1.08%	1.56%	(19%)	(44%)	0.98%	1.74%	(44%)
Allowance for loan and lease losses as a percent of loans and leases	2.45%	2.59%	3.35%	(5%)	(27%)	2.45%	3.35%	(27%)
Allowance for credit losses as a percent of loans and leases	2.66%	2.81%	3.61%	(5%)	(26%)	2.66%	3.61%	(26%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.96%	2.03%	2.66%	(3%)	(26%)	1.96%	2.66%	(26%)

Average Balances
Loans and leases, including held for sale	$84,508	$83,757	$79,153	1%	7%	$84,132	$79,265	6%
Total securities and other short-term investments	17,168	16,735	17,192	3%	—	16,952	17,241	(2%)
Total assets	117,654	116,325	111,200	1%	6%	116,989	111,023	5%
Transaction deposits (f)	77,621	77,135	71,506	1%	9%	77,378	70,838	9%
Core deposits (g)	81,980	81,686	78,244	—	5%	81,833	77,887	5%
Wholesale funding (h)	17,533	16,596	16,433	6%	7%	17,065	16,430	4%
Bancorp shareholders’ equity	13,628	13,366	12,365	2%	10%	13,497	12,706	6%

Regulatory Capital Ratios (i)
Tier I capital	12.31%	12.20%	11.93%	1%	3%	12.31%	11.93%	3%
Total risk-based capital	16.24%	16.07%	16.03%	1%	1%	16.24%	16.03%	1%
Tier I leverage	11.39%	11.31%	11.03%	1%	3%	11.39%	11.03%	3%
Tier I common equity (d)	9.77%	9.64%	9.20%	1%	6%	9.77%	9.20%	6%

Operations
Banking centers	1,322	1,315	1,316	1%	—	1,322	1,316	—
ATMs	2,409	2,404	2,456	—	(2%)	2,409	2,456	(2%)
Full-time equivalent employees	20,888	21,206	20,953	(1%)	—	20,888	20,953	—

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Income Statement Data
Net interest income (a)	$899	$903	$920	$902	$869
Noninterest income	678	769	550	665	656
Total revenue (a)	1,577	1,672	1,470	1,567	1,525
Provision for loan and lease losses	71	91	55	87	113
Noninterest expense	937	973	993	946	901
Net income attributable to Bancorp	385	430	314	381	337
Net income available to common shareholders	376	421	305	373	328

Common Share Data
Earnings per share, basic	$0.41	$0.46	$0.33	$0.41	$0.36
Earnings per share, diluted	0.40	0.45	0.33	0.40	0.35
Cash dividends per common share	0.08	0.08	0.08	0.08	0.06
Book value per share	14.56	14.30	13.92	13.73	13.23
Market price per share	13.40	14.04	12.72	10.10	12.75
Common shares outstanding (in thousands)	918,913	920,056	919,804	919,779	919,818
Average common shares outstanding (in thousands):
Basic	913,541	915,226	914,997	914,947	914,601
Diluted	954,622	957,416	956,349	955,490	955,478
Market capitalization	$12,313	$12,918	$11,700	$9,290	$11,728

Financial Ratios
Return on assets	1.32%	1.49%	1.08%	1.34%	1.22%
Return on average common equity	11.4%	13.1%	9.5%	11.9%	11.0%
Return on average tangible common equity (b)	14.1%	16.2%	11.9%	14.9%	14.0%
Noninterest income as a percent of total revenue	43%	46%	37%	42%	43%
Average equity as a percent of average assets	11.58%	11.49%	11.41%	11.33%	11.12%
Tangible common equity (c) (d)	9.15%	9.02%	8.68%	8.63%	8.64%
Net interest margin (a)	3.56%	3.61%	3.67%	3.65%	3.62%
Efficiency (a)	59.4%	58.3%	67.5%	60.4%	59.1%
Effective tax rate	31.8%	28.6%	24.9%	27.9%	33.3%

Credit Quality
Net losses charged off	$181	$220	$239	$262	$304
Net losses charged off as a percent of average loans and leases	0.88%	1.08%	1.19%	1.32%	1.56%
Allowance for loan and lease losses as a percent of loans and leases	2.45%	2.59%	2.78%	3.08%	3.35%
Allowance for credit losses as a percent of loans and leases	2.66%	2.81%	3.01%	3.32%	3.61%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.96%	2.03%	2.23%	2.44%	2.66%

Average Balances
Loans and leases, including held for sale	$84,508	$83,757	$82,278	$80,013	$79,153
Total securities and other short-term investments	17,168	16,735	17,248	18,142	17,192
Total assets	117,654	116,325	115,268	113,295	111,200
Transaction deposits (f)	77,621	77,135	75,627	72,214	71,506
Core deposits (g)	81,980	81,686	80,587	78,222	78,244
Wholesale funding (h)	17,533	16,596	16,939	17,928	16,433
Bancorp shareholders’ equity	13,628	13,366	13,147	12,841	12,365

Regulatory Capital Ratios (i)
Tier I capital	12.31%	12.20%	11.91%	11.96%	11.93%
Total risk-based capital	16.24%	16.07%	16.09%	16.25%	16.03%
Tier I leverage	11.39%	11.31%	11.10%	11.08%	11.03%
Tier I common equity (d)	9.77%	9.64%	9.35%	9.33%	9.20%

Operations
Banking centers	1,322	1,315	1,316	1,314	1,316
ATMs	2,409	2,404	2,425	2,437	2,456
Full-time equivalent employees	20,888	21,206	21,334	21,172	20,953

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2012	March 2012	June 2011	Seq	Yr/Yr	June 2012	June 2011	Yr/Yr
Interest Income
Interest and fees on loans and leases	$891	$898	$893	(1%)	—	$1,789	$1,803	(1%)
Interest on securities	135	141	151	(4%)	(10%)	276	300	(8%)
Interest on other short-term investments	1	1	1	8%	(24%)	2	2	(26%)

Total interest income	1,027	1,040	1,045	(1%)	(2%)	2,067	2,105	(2%)

Interest Expense
Interest on deposits	55	58	97	(5%)	(43%)	114	203	(44%)
Interest on short-term borrowings	2	1	1	NM	—	3	2	89%
Interest on long-term debt	75	83	83	(9%)	(9%)	157	157	—

Total interest expense	132	142	181	(7%)	(27%)	274	362	(24%)

Net Interest Income	895	898	864	—	4%	1,793	1,743	3%

Provision for loan and lease losses	71	91	113	(21%)	(37%)	162	281	(42%)

Net interest income after provision for loan and lease losses	824	807	751	2%	10%	1,631	1,462	12%

Noninterest Income
Service charges on deposits	130	129	126	1%	4%	260	250	4%
Corporate banking revenue	102	97	95	5%	7%	199	181	10%
Mortgage banking net revenue	183	204	162	(10%)	13%	387	264	47%
Investment advisory revenue	93	96	95	(4%)	(2%)	190	193	(2%)
Card and processing revenue	64	59	89	9%	(28%)	122	169	(28%)
Other Noninterest Income	103	175	83	(41%)	25%	279	164	71%
Securities gains, net	3	9	6	(67%)	(50%)	11	14	(21%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	—	—	—	—	—	5	(100%)

Total noninterest income	678	769	656	(12%)	3%	1,448	1,240	17%

Noninterest Expense
Salaries, wages and incentives	393	399	365	(2%)	8%	792	716	11%
Employee benefits	84	112	79	(25%)	6%	195	176	11%
Net occupancy expense	74	77	75	(4%)	(1%)	151	152	(1%)
Technology and communications	48	47	48	3%	1%	95	93	2%
Equipment expense	27	27	28	—	(2%)	55	57	(4%)
Card and processing expense	30	30	29	2%	4%	60	58	4%
Other noninterest expense	281	281	277	—	1%	563	567	(1%)

Total noninterest expense	937	973	901	(4%)	4%	1,911	1,819	5%

Income before income taxes	565	603	506	(6%)	12%	1,168	883	32%
Applicable income taxes	180	173	169	4%	7%	352	281	25%

Net Income	385	430	337	(11%)	14%	816	602	35%
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	1	—	(100%)

Net income attributable to Bancorp	385	430	337	(10%)	14%	815	602	35%
Dividends on preferred stock	9	9	9	—	—	18	185	(90%)

Net income available to common shareholders	$376	$421	$328	(11%)	15%	$797	$417	91%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Interest Income
Interest and fees on loans and leases	$891	$898	$911	$899	$893
Interest on securities	135	141	145	155	151
Interest on other short-term investments	1	1	1	1	1

Total interest income	1,027	1,040	1,057	1,055	1,045
Taxable equivalent adjustment	4	5	4	4	5

Total interest income (taxable equivalent)	1,031	1,045	1,061	1,059	1,050

Interest Expense
Interest on deposits	55	58	65	84	97
Interest on short-term borrowings	2	1	1	1	1
Interest on long-term debt	75	83	75	72	83

Total interest expense	132	142	141	157	181

Net interest income (taxable equivalent)	899	903	920	902	869

Provision for loan and lease losses	71	91	55	87	113

Net interest income (taxable equivalent) after provision for loan and lease losses	828	812	865	815	756

Noninterest Income
Service charges on deposits	130	129	136	134	126
Corporate banking revenue	102	97	82	87	95
Mortgage banking net revenue	183	204	156	178	162
Investment advisory revenue	93	96	90	92	95
Card and processing revenue	64	59	60	78	89
Other noninterest income	103	175	24	64	83
Securities gains, net	3	9	5	26	6
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	—	(3)	6	—

Total noninterest income	678	769	550	665	656

Noninterest Expense
Salaries, wages and incentives	393	399	393	369	365
Employee benefits	84	112	84	70	79
Net occupancy expense	74	77	79	75	75
Technology and communications	48	47	48	48	48
Equipment expense	27	27	27	28	28
Card and processing expense	30	30	28	34	29
Other noninterest expense	281	281	334	322	277

Total noninterest expense	937	973	993	946	901

Income before income taxes (taxable equivalent)	569	608	422	534	511
Taxable equivalent adjustment	4	5	4	4	5

Income before income taxes	565	603	418	530	506
Applicable income taxes	180	173	104	149	169

Net Income	385	430	314	381	337
Less: Net Income attributable to noncontrolling interest	—	—	—	—	—

Net income attributable to Bancorp	385	430	314	381	337
Dividends on preferred stock	9	9	9	8	9

Net income available to common shareholders	$376	$421	$305	$373	$328

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	June 2012	March 2012	June 2011	Seq	Yr/Yr
Assets
Cash and due from banks	$2,393	$2,235	$2,380	7%	1%
Available-for-sale and other securities (a)	15,552	16,093	15,502	(3%)	—
Held-to-maturity securities (b)	305	321	344	(5%)	(11%)
Trading securities	200	195	217	3%	(8%)
Other short-term investments	1,964	1,628	1,370	21%	43%
Loans held for sale	1,863	1,584	1,185	18%	57%
Portfolio loans and leases:
Commercial and industrial loans	32,612	32,155	28,099	1%	16%
Commercial mortgage loans	9,662	9,909	10,233	(2%)	(6%)
Commercial construction loans	822	901	1,778	(9%)	(54%)
Commercial leases	3,467	3,512	3,326	(1%)	4%
Residential mortgage loans	11,429	11,094	9,849	3%	16%
Home equity	10,377	10,493	11,048	(1%)	(6%)
Automobile loans	11,739	11,832	11,315	(1%)	4%
Credit card	1,943	1,896	1,856	3%	5%
Other consumer loans and leases	308	321	463	(4%)	(33%)

Portfolio loans and leases	82,359	82,113	77,967	—	6%
Allowance for loan and lease losses	(2,016)	(2,126)	(2,614)	(5%)	(23%)

Portfolio loans and leases, net	80,343	79,987	75,353	—	7%
Bank premises and equipment	2,506	2,485	2,395	1%	5%
Operating lease equipment	511	495	492	3%	4%
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	33	36	49	(10%)	(34%)
Servicing rights	736	767	847	(4%)	(13%)
Other assets	8,720	8,504	8,254	3%	6%

Total assets	$117,543	$116,747	$110,805	1%	6%

Liabilities
Deposits:
Demand	$26,251	$26,385	$22,589	(1%)	16%
Interest checking	23,197	23,971	18,072	(3%)	28%
Savings	22,011	22,245	21,764	(1%)	1%
Money market	4,223	4,275	4,859	(1%)	(13%)
Foreign office	1,265	1,251	3,271	1%	(61%)
Other time	4,261	4,446	6,399	(4%)	(33%)
Certificates - $100,000 and over	3,065	3,162	3,642	(3%)	(16%)
Other	—	56	2	(100%)	(88%)

Total deposits	84,273	85,791	80,598	(2%)	5%
Federal funds purchased	641	319	403	101%	59%
Other short-term borrowings	4,613	2,877	2,702	60%	71%
Accrued taxes, interest and expenses	1,491	1,436	1,067	4%	40%
Other liabilities	3,016	3,066	3,282	(2%)	(8%)
Long-term debt	9,685	9,648	10,152	—	(5%)

Total liabilities	103,719	103,137	98,204	1%	6%
Equity
Common stock	2,051	2,051	2,051	—	—
Preferred stock	398	398	398	—	—
Capital surplus	2,752	2,803	2,769	(2%)	(1%)
Retained earnings	8,201	7,902	7,024	4%	17%
Accumulated other comprehensive income	454	468	396	(3%)	15%
Treasury stock	(83)	(62)	(66)	34%	26%

Total Bancorp shareholders’ equity	13,773	13,560	12,572	2%	10%
Noncontrolling interest	51	50	29	—	74%

Total Equity	13,824	13,610	12,601	2%	10%

Total liabilities and equity	$117,543	$116,747	$110,805	1%	6%

(a) Amortized cost	$14,818	$15,341	$14,889	(3%)	—
(b) Market values	305	321	344	(5%)	(11%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	918,913	920,056	919,818	—	—
Treasury	4,979	3,836	4,074	30%	22%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	June 2012	March 2012	December 2011	September 2011	June 2011
Assets
Cash and due from banks	$2,393	$2,235	$2,663	$2,348	$2,380
Available-for-sale and other securities (a)	15,552	16,093	15,362	16,227	15,502
Held-to-maturity securities (b)	305	321	322	337	344
Trading securities	200	195	177	189	217
Other short-term investments	1,964	1,628	1,781	2,028	1,370
Loans held for sale	1,863	1,584	2,954	1,840	1,185
Portfolio loans and leases:
Commercial and industrial loans	32,612	32,155	30,783	29,258	28,099
Commercial mortgage loans	9,662	9,909	10,138	10,330	10,233
Commercial construction loans	822	901	1,020	1,213	1,778
Commercial leases	3,467	3,512	3,531	3,368	3,326
Residential mortgage loans	11,429	11,094	10,672	10,249	9,849
Home equity	10,377	10,493	10,719	10,920	11,048
Automobile loans	11,739	11,832	11,827	11,593	11,315
Credit card	1,943	1,896	1,978	1,878	1,856
Other consumer loans and leases	308	321	350	407	463

Portfolio loans and leases	82,359	82,113	81,018	79,216	77,967
Allowance for loan and lease losses	(2,016)	(2,126)	(2,255)	(2,439)	(2,614)

Portfolio loans and leases, net	80,343	79,987	78,763	76,777	75,353
Bank premises and equipment	2,506	2,485	2,447	2,410	2,395
Operating lease equipment	511	495	497	462	492
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	33	36	40	45	49
Servicing rights	736	767	681	662	847
Other assets	8,720	8,504	8,863	9,163	8,254

Total assets	$117,543	$116,747	$116,967	$114,905	$110,805

Liabilities
Deposits:
Demand	$26,251	$26,385	$27,600	$24,547	$22,589
Interest checking	23,197	23,971	20,392	18,616	18,072
Savings	22,011	22,245	21,756	21,673	21,764
Money market	4,223	4,275	4,989	5,448	4,859
Foreign office	1,265	1,251	3,250	3,139	3,271
Other time	4,261	4,446	4,638	5,439	6,399
Certificates - $100,000 and over	3,065	3,162	3,039	3,092	3,642
Other	—	56	46	93	2

Total deposits	84,273	85,791	85,710	82,047	80,598
Federal funds purchased	641	319	346	427	403
Other short-term borrowings	4,613	2,877	3,239	4,894	2,702
Accrued taxes, interest and expenses	1,491	1,436	1,469	1,307	1,067
Other liabilities	3,016	3,066	3,270	3,372	3,282
Long-term debt	9,685	9,648	9,682	9,800	10,152

Total liabilities	103,719	103,137	103,716	101,847	98,204
Equity
Common stock	2,051	2,051	2,051	2,051	2,051
Preferred stock	398	398	398	398	398
Capital surplus	2,752	2,803	2,792	2,780	2,769
Retained earnings	8,201	7,902	7,554	7,323	7,024
Accumulated other comprehensive income	454	468	470	542	396
Treasury stock	(83)	(62)	(64)	(65)	(66)

Total Bancorp shareholders’ equity	13,773	13,560	13,201	13,029	12,572
Noncontrolling interest	51	50	50	29	29

Total Equity	13,824	13,610	13,251	13,058	12,601

Total liabilities and equity	$117,543	$116,747	$116,967	$114,905	$110,805

(a) Amortized cost	$14,818	$15,341	$14,614	$15,427	$14,889
(b) Market values	305	321	322	337	344
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	918,913	920,056	919,804	919,779	919,818
Treasury	4,979	3,836	4,088	4,114	4,074

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	June 2012	June 2011	June 2012	June 2011
Total equity, beginning	$13,610	$12,192	$13,251	$14,080
Net income attributable to Bancorp	385	337	815	602
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(12)	121	(9)	77
Qualifying cash flow hedges	(4)	10	(11)	1
Change in accumulated other comprehensive income related to employee benefit plans	2	2	4	4

Comprehensive income	371	470	799	684
Cash dividends declared:
Common stock	(74)	(55)	(148)	(110)
Preferred stock	(9)	(9)	(18)	(33)
Issuance of common stock	—	—	—	1,648
TARP repayment	—	—	—	(3,408)
Stock-based awards exercised, including treasury shares issued	(18)	—	(15)	1
Loans repaid (issued) related to exercise of stock-based awards, net	—	—	—	1
Redemption of preferred stock warrants issued under TARP CPP	—	—	—	(280)
Stock-based compensation expense	19	3	30	18
Shares acquired for treasury	(75)	—	(75)	—
Noncontrolling interest	—	—	—	—

Total equity, ending	$13,824	$12,601	$13,824	$12,601

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	June 2012	March 2012	June 2011	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$32,770	$31,421	$27,970	4%	17%
Commercial mortgage loans	9,873	10,077	10,491	(2%)	(6%)
Commercial construction loans	886	1,008	1,950	(12%)	(55%)
Commercial leases	3,471	3,543	3,349	(2%)	4%
Residential mortgage loans	13,059	12,928	10,655	1%	23%
Home equity	10,430	10,606	11,144	(2%)	(6%)
Automobile loans	11,755	11,882	11,188	(1%)	5%
Credit card	1,915	1,926	1,834	(1%)	4%
Other consumer loans and leases	349	366	572	(5%)	(39%)
Taxable securities	15,548	15,313	15,115	2%	3%
Tax exempt securities	62	59	96	6%	(35%)
Other short-term investments	1,558	1,363	1,981	14%	(21%)

Total interest-earning assets	101,676	100,492	96,345	1%	6%
Cash and due from banks	2,264	2,345	2,356	(3%)	(4%)
Other assets	15,835	15,734	15,298	1%	4%
Allowance for loan and lease losses	(2,121)	(2,246)	(2,799)	(6%)	(24%)

Total assets	$117,654	$116,325	$111,200	1%	6%

Liabilities
Interest-bearing liabilities:
Interest checking	$23,548	$22,308	$18,701	6%	26%
Savings	22,143	21,944	21,817	1%	1%
Money market	4,258	4,543	5,009	(6%)	(15%)
Foreign office	1,321	2,277	3,805	(42%)	(65%)
Other time	4,359	4,551	6,738	(4%)	(35%)
Certificates - $100,000 and over	3,130	3,178	3,955	(2%)	(21%)
Other	23	19	2	20%	NM
Federal funds purchased	408	370	344	10%	19%
Other short-term borrowings	4,303	3,261	1,605	32%	168%
Long-term debt	9,669	9,768	10,527	(1%)	(8%)

Total interest-bearing liabilities	73,162	72,219	72,503	1%	1%
Demand deposits	26,351	26,063	22,174	1%	19%
Other liabilities	4,462	4,627	4,129	(4%)	8%

Total liabilities	103,975	102,909	98,806	1%	5%
Equity	13,679	13,416	12,394	2%	10%

Total liabilities and equity	$117,654	$116,325	$111,200	1%	6%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.13%	4.20%	4.35%
Commercial mortgage loans	3.81%	3.95%	4.00%
Commercial construction loans	3.05%	3.04%	3.01%
Commercial leases	3.68%	3.79%	4.06%
Residential mortgage loans	4.12%	4.17%	4.54%
Home equity	3.80%	3.85%	3.91%
Automobile loans	3.76%	3.99%	4.81%
Credit card	9.92%	9.43%	9.91%
Other consumer loans and leases	42.87%	40.13%	22.02%

Total loans and leases	4.26%	4.34%	4.54%
Taxable securities	3.48%	3.68%	3.97%
Tax exempt securities	5.02%	5.60%	6.41%
Other short-term investments	0.24%	0.26%	0.25%

Total interest-earning assets	4.08%	4.18%	4.37%

Interest-bearing liabilities:
Interest checking	0.22%	0.22%	0.26%
Savings	0.19%	0.21%	0.33%
Money market	0.22%	0.22%	0.29%
Foreign office	0.27%	0.26%	0.29%
Other time	1.60%	1.62%	2.40%
Certificates - $100,000 and over	1.50%	1.55%	2.05%
Other	0.13%	0.08%	0.02%
Federal funds purchased	0.15%	0.10%	0.11%
Other short-term borrowings	0.17%	0.12%	0.16%
Long-term debt	3.11%	3.41%	3.16%

Total interest-bearing liabilities	0.73%	0.79%	1.00%

Ratios:
Net interest margin (taxable equivalent)	3.56%	3.61%	3.62%
Net interest rate spread (taxable equivalent)	3.35%	3.39%	3.37%
Interest-bearing liabilities to interest-earning assets	71.96%	71.87%	75.25%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	June 2012	June 2011	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$32,095	$27,689	16%
Commercial mortgage loans	9,975	10,652	(6%)
Commercial construction loans	947	2,017	(53%)
Commercial leases	3,507	3,356	4%
Residential mortgage loans	12,994	10,695	21%
Home equity	10,518	11,259	(7%)
Automobile loans	11,819	11,130	6%
Credit card	1,920	1,843	4%
Other consumer loans and leases	357	624	(43%)
Taxable securities	15,430	15,135	2%
Tax exempt securities	61	147	(59%)
Other short-term investments	1,461	1,959	(25%)

Total interest-earning assets	101,084	96,509	5%
Cash and due from banks	2,304	2,313	—
Other assets	15,785	15,095	5%
Allowance for loan and lease losses	(2,184)	(2,894)	(25%)

Total assets	$116,989	$111,023	5%

Liabilities
Interest-bearing liabilities:
Interest checking	$22,928	$18,621	23%
Savings	22,043	21,572	2%
Money market	4,401	5,072	(13%)
Foreign office	1,799	3,693	(51%)
Other time	4,455	7,049	(37%)
Certificates - $100,000 and over	3,154	4,090	(23%)
Other	21	2	NM
Federal funds purchased	389	327	19%
Other short-term borrowings	3,782	1,622	133%
Long-term debt	9,719	10,389	(6%)

Total interest-bearing liabilities	72,691	72,437	—
Demand deposits	26,207	21,880	20%
Other liabilities	4,544	3,970	14%

Total liabilities	103,442	98,287	5%
Equity	13,547	12,736	6%

Total liabilities and equity	$116,989	$111,023	5%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.16%	4.40%
Commercial mortgage loans	3.88%	4.06%
Commercial construction loans	3.05%	3.08%
Commercial leases	3.73%	4.12%
Residential mortgage loans	4.15%	4.60%
Home equity	3.82%	3.94%
Automobile loans	3.87%	4.95%
Credit card	9.67%	10.17%
Other consumer loans and leases	41.46%	20.14%

Total loans and leases	4.30%	4.61%
Taxable securities	3.58%	3.96%
Tax exempt securities	5.31%	5.31%
Other short-term investments	0.25%	0.25%

Total interest-earning assets	4.13%	4.42%

Interest-bearing liabilities:
Interest checking	0.22%	0.27%
Savings	0.20%	0.38%
Money market	0.22%	0.30%
Foreign office	0.26%	0.30%
Other time	1.61%	2.38%
Certificates - $100,000 and over	1.52%	2.02%
Other	0.11%	0.03%
Federal funds purchased	0.13%	0.12%
Other short-term borrowings	0.15%	0.18%
Long-term debt	3.26%	3.05%

Total interest-bearing liabilities	0.76%	1.01%

Ratios:
Net interest margin (taxable equivalent)	3.59%	3.66%
Net interest rate spread (taxable equivalent)	3.37%	3.41%
Interest-bearing liabilities to interest-earning assets	71.91%	75.06%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Assets
Interest-earning assets:
Commercial and industrial loans	$32,770	$31,421	$29,954	$28,824	$27,970
Commercial mortgage loans	9,873	10,077	10,350	10,140	10,491
Commercial construction loans	886	1,008	1,155	1,777	1,950
Commercial leases	3,471	3,543	3,352	3,300	3,349
Residential mortgage loans	13,059	12,928	12,638	11,224	10,655
Home equity	10,430	10,606	10,810	10,985	11,144
Automobile loans	11,755	11,882	11,696	11,445	11,188
Credit card	1,915	1,926	1,906	1,864	1,834
Other consumer loans and leases	349	366	417	454	572
Taxable securities	15,548	15,313	15,270	15,790	15,115
Tax exempt securities	62	59	58	64	96
Other short-term investments	1,558	1,363	1,915	2,288	1,981

Total interest-earning assets	101,676	100,492	99,521	98,155	96,345
Cash and due from banks	2,264	2,345	2,418	2,362	2,356
Other assets	15,835	15,734	15,758	15,381	15,298
Allowance for loan and lease losses	(2,121)	(2,246)	(2,429)	(2,603)	(2,799)

Total assets	$117,654	$116,325	$115,268	$113,295	$111,200

Liabilities
Interest-bearing liabilities:
Interest checking	$23,548	$22,308	$19,263	$18,322	$18,701
Savings	22,143	21,944	21,715	21,747	21,817
Money market	4,258	4,543	5,255	5,213	5,009
Foreign office	1,321	2,277	3,325	3,255	3,805
Other time	4,359	4,551	4,960	6,008	6,738
Certificates - $100,000 and over	3,130	3,178	3,085	3,376	3,955
Other	23	19	16	7	2
Federal funds purchased	408	370	348	376	344
Other short-term borrowings	4,303	3,261	3,793	4,033	1,605
Long-term debt	9,669	9,768	9,707	10,136	10,527

Total interest-bearing liabilities	73,162	72,219	71,467	72,473	72,503
Demand deposits	26,351	26,063	26,069	23,677	22,174
Other liabilities	4,462	4,627	4,536	4,275	4,129

Total liabilities	103,975	102,909	102,072	100,425	98,806
Equity	13,679	13,416	13,196	12,870	12,394

Total liabilities and equity	$117,654	$116,325	$115,268	$113,295	$111,200

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.13%	4.20%	4.28%	4.29%	4.35%
Commercial mortgage loans	3.81%	3.95%	3.89%	3.94%	4.00%
Commercial construction loans	3.05%	3.04%	3.04%	3.02%	3.01%
Commercial leases	3.68%	3.79%	3.87%	3.87%	4.06%
Residential mortgage loans	4.12%	4.17%	4.16%	4.47%	4.54%
Home equity	3.80%	3.85%	3.87%	3.89%	3.91%
Automobile loans	3.76%	3.99%	4.27%	4.52%	4.81%
Credit card	9.92%	9.43%	9.66%	9.49%	9.91%
Other consumer loans and leases	42.87%	40.13%	36.95%	30.76%	22.02%

Total loans and leases	4.26%	4.34%	4.41%	4.48%	4.54%
Taxable securities	3.48%	3.68%	3.75%	3.88%	3.97%
Tax exempt securities	5.02%	5.60%	5.42%	5.84%	6.41%
Other short-term investments	0.24%	0.26%	0.24%	0.25%	0.25%

Total interest-earning assets	4.08%	4.18%	4.23%	4.28%	4.37%

Interest-bearing liabilities:
Interest checking	0.22%	0.22%	0.24%	0.25%	0.26%
Savings	0.19%	0.21%	0.23%	0.25%	0.33%
Money market	0.22%	0.22%	0.22%	0.27%	0.29%
Foreign office	0.27%	0.26%	0.25%	0.26%	0.29%
Other time	1.60%	1.62%	1.77%	2.27%	2.40%
Certificates - $100,000 and over	1.50%	1.55%	1.73%	2.09%	2.05%
Other	0.13%	0.08%	0.03%	0.03%	0.02%
Federal funds purchased	0.15%	0.10%	0.10%	0.10%	0.11%
Other short-term borrowings	0.17%	0.12%	0.10%	0.10%	0.16%
Long-term debt	3.11%	3.41%	3.09%	2.85%	3.16%

Total interest-bearing liabilities	0.73%	0.79%	0.79%	0.86%	1.00%

Ratios:
Net interest margin (taxable equivalent)	3.56%	3.61%	3.67%	3.65%	3.62%
Net interest rate spread (taxable equivalent)	3.35%	3.39%	3.44%	3.42%	3.37%
Interest-bearing liabilities to interest-earning assets	71.96%	71.86%	71.81%	73.83%	75.25%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Average Loans and Leases
Commercial:
Commercial and industrial loans	$32,734	$31,371	$29,891	$28,777	$27,909
Commercial mortgage loans	9,810	10,007	10,262	10,050	10,394
Commercial construction loans	873	992	1,132	1,752	1,918
Commercial leases	3,469	3,543	3,351	3,300	3,349

Subtotal - commercial	46,886	45,913	44,636	43,879	43,570
Consumer:
Residential mortgage loans	11,274	10,828	10,464	10,006	9,654
Home equity	10,430	10,606	10,810	10,985	11,144
Automobile loans	11,755	11,882	11,696	11,445	11,188
Credit card	1,915	1,926	1,906	1,864	1,834
Other consumer loans and leases	326	345	402	441	547

Subtotal - consumer	35,700	35,587	35,278	34,741	34,367

Total average loans and leases (excluding held for sale)	$82,586	$81,500	$79,914	$78,620	$77,937

Average loans held for sale	1,920	2,257	2,364	1,393	1,216

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$32,612	$32,155	$30,783	$29,258	$28,099
Commercial mortgage loans	9,662	9,909	10,138	10,330	10,233
Commercial construction loans	822	901	1,020	1,213	1,778
Commercial leases	3,467	3,512	3,531	3,368	3,326

Subtotal - commercial	46,563	46,477	45,472	44,169	43,436
Consumer:
Residential mortgage loans	11,429	11,094	10,672	10,249	9,849
Home equity	10,377	10,493	10,719	10,920	11,048
Automobile loans	11,739	11,832	11,827	11,593	11,315
Credit card	1,943	1,896	1,978	1,878	1,856
Other consumer loans and leases	308	321	350	407	463

Subtotal - consumer	35,796	35,636	35,546	35,047	34,531

Total portfolio loans and leases	$82,359	$82,113	$81,018	$79,216	$77,967

Core business activity	1,803	1,467	2,816	1,643	1,009
Portfolio management activity	60	117	138	197	176

Total loans held for sale	1,863	1,584	2,954	1,840	1,185

Operating lease equipment	511	495	497	462	492

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	682	585	606	640	602
Commercial mortgage loans	319	319	286	301	304
Commercial construction loans	41	41	64	67	67
Commercial leases	184	171	166	94	104
Residential mortgage loans	61,631	60,384	57,126	56,483	56,026
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	62,857	61,500	58,248	57,585	57,103

Total loans and leases serviced	$147,590	$145,692	$142,717	$139,103	$136,747

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	June 2012	March 2012	December 2011	September 2011	June 2011
Tier I capital:
Bancorp shareholders’ equity	$13,773	$13,560	$13,201	$13,029	$12,572
Goodwill and certain other intangibles	(2,512)	(2,518)	(2,514)	(2,514)	(2,536)
Unrealized (gains) losses	(454)	(468)	(470)	(542)	(396)
Qualifying trust preferred securities	2,248	2,248	2,248	2,273	2,312
Other	38	38	38	20	20

Total tier I capital	$13,093	$12,860	$12,503	$12,266	$11,972

Total risk-based capital:
Tier I capital	$13,093	$12,860	$12,503	$12,266	$11,972
Qualifying allowance for credit losses	1,342	1,331	1,328	1,299	1,275
Qualifying subordinated notes	2,846	2,745	3,054	3,098	2,837

Total risk-based capital	$17,281	$16,936	$16,885	$16,663	$16,084

Risk-weighted assets (b)	$106,398	$105,412	$104,945	$102,562	$100,320

Ratios:	11.58%	11.49%	11.41%	11.33%	11.12%
Average shareholders’ equity to average assets

Regulatory capital:

Fifth Third Bancorp
Tier I capital	12.31%	12.20%	11.91%	11.96%	11.93%
Total risk-based capital	16.24%	16.07%	16.09%	16.25%	16.03%
Tier I leverage	11.39%	11.31%	11.10%	11.08%	11.03%
Tier I common equity	9.77%	9.64%	9.35%	9.33%	9.20%

Fifth Third Bank
Tier I capital	12.72%	12.40%	12.02%	12.32%	13.26%
Total risk-based capital	14.19%	13.88%	13.61%	14.18%	15.13%
Tier I leverage	11.75%	11.51%	11.20%	11.40%	12.25%
Tier I common equity	12.72%	12.40%	12.02%	12.32%	13.26%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$32,734	$31,371	$29,891	$28,777	$27,909
Commercial mortgage loans	9,810	10,007	10,262	10,050	10,394
Commercial construction loans	873	992	1,132	1,752	1,918
Commercial leases	3,469	3,543	3,351	3,300	3,349
Residential mortgage loans	11,274	10,828	10,464	10,006	9,654
Home equity	10,430	10,606	10,810	10,985	11,144
Automobile loans	11,755	11,882	11,696	11,445	11,188
Credit card	1,915	1,926	1,906	1,864	1,834
Other consumer loans and leases	326	345	402	441	547

Total average loans and leases (excluding held for sale)	$82,586	$81,500	$79,914	$78,620	$77,937

Losses charged off:
Commercial and industrial loans	($53)	($60)	($76)	($62)	($86)
Commercial mortgage loans	(28)	(37)	(53)	(49)	(51)
Commercial construction loans	(6)	(20)	(6)	(35)	(21)
Commercial leases	(8)	—	(1)	—	—
Residential mortgage loans	(38)	(38)	(38)	(38)	(37)
Home equity	(43)	(50)	(54)	(56)	(58)
Automobile loans	(13)	(16)	(20)	(19)	(18)
Credit card	(24)	(24)	(25)	(26)	(31)
Other consumer loans and leases	(6)	(8)	(7)	(9)	(41)

Total losses	(219)	(253)	(280)	(294)	(343)

Recoveries of losses previously charged off:
Commercial and industrial loans	7	6	14	7	10
Commercial mortgage loans	3	7	6	2	4
Commercial construction loans	6	2	2	—	1
Commercial leases	1	—	1	1	2
Residential mortgage loans	2	1	2	2	1
Home equity	4	4	4	3	4
Automobile loans	6	7	7	7	10
Credit card	6	4	4	8	3
Other consumer loans and leases	3	2	1	2	4

Total recoveries	38	33	41	32	39

Net losses charged off:
Commercial and industrial loans	(46)	(54)	(62)	(55)	(76)
Commercial mortgage loans	(25)	(30)	(47)	(47)	(47)
Commercial construction loans	—	(18)	(4)	(35)	(20)
Commercial leases	(7)	—	—	1	2
Residential mortgage loans	(36)	(37)	(36)	(36)	(36)
Home equity	(39)	(46)	(50)	(53)	(54)
Automobile loans	(7)	(9)	(13)	(12)	(8)
Credit card	(18)	(20)	(21)	(18)	(28)
Other consumer loans and leases	(3)	(6)	(6)	(7)	(37)

Total net losses charged off	($181)	($220)	($239)	($262)	($304)

Net charge-off Ratios:
Commercial and industrial loans	0.57%	0.69%	0.82%	0.76%	1.10%
Commercial mortgage loans	1.04%	1.18%	1.82%	1.86%	1.83%
Commercial construction loans	(0.12%)	7.30%	1.37%	7.90%	4.09%
Commercial leases	0.87%	0.01%	(0.01%)	(0.12%)	(0.25%)
Residential mortgage loans	1.28%	1.39%	1.38%	1.41%	1.50%
Home equity	1.50%	1.76%	1.83%	1.89%	1.94%
Automobile loans	0.21%	0.33%	0.44%	0.41%	0.29%
Credit card	3.78%	4.18%	4.29%	3.86%	6.08%
Other consumer loans and leases	3.95%	5.51%	6.75%	6.67%	26.47%

Total net charge-off ratio	0.88%	1.08%	1.19%	1.32%	1.56%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,126	$2,255	$2,439	$2,614	$2,805
Total net losses charged off	(181)	(220)	(239)	(262)	(304)
Provision for loan and lease losses	71	91	55	87	113

Allowance for loan and lease losses, ending	$2,016	$2,126	$2,255	$2,439	$2,614

Reserve for unfunded commitments, beginning	$179	$181	$187	$197	$211
Provision for unfunded commitments	(1)	(2)	(6)	(10)	(14)

Reserve for unfunded commitments, ending	$178	$179	$181	$187	$197

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,016	$2,126	$2,255	$2,439	$2,614
Reserve for unfunded commitments	178	179	181	187	197

Total allowance for credit losses	$2,194	$2,305	$2,436	$2,626	$2,811

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$377	$358	$408	$449	$485
Commercial mortgage loans	357	347	358	353	417
Commercial construction loans	99	118	123	151	147
Commercial leases	3	8	9	13	16
Residential mortgage loans	135	135	134	142	145
Home equity	30	26	25	25	26
Automobile loans	1	1	—	—	1
Other consumer loans and leases	—	1	1	1	3

Total nonaccrual portfolio loans and leases	1,002	994	1,058	1,134	1,240
Restructured loans and leases - commercial (non accrual)	147	157	160	189	188
Restructured loans and leases - consumer (non accrual)	193	201	220	215	211

Total nonperforming portfolio loans and leases	1,342	1,352	1,438	1,538	1,639
Repossessed property	9	8	14	17	15
Other real estate owned	268	313	364	389	434

Total nonperforming assets (a)	1,619	1,673	1,816	1,944	2,088
Nonaccrual loans held for sale	55	110	131	171	147
Restructured loans - commercial (non accrual) held for sale	5	7	7	26	29

Total nonperforming assets including loans held for sale	$1,679	$1,790	$1,954	$2,141	$2,264

Restructured portfolio consumer loans and leases (accrual)	$1,624	$1,624	$1,612	$1,601	$1,593
Restructured portfolio commercial loans and leases (accrual)	$455	$481	$390	$349	$266

Ninety days past due loans and leases:
Commercial and industrial loans	$2	$2	$4	$9	$7
Commercial mortgage loans	22	30	3	10	12
Commercial construction loans	—	—	1	43	48
Commercial leases	—	—	—	1	1

Total commercial loans and leases	24	32	8	63	68

Residential mortgage loans	80	73	79	91	87
Home equity	67	74	74	83	84
Automobile loans	8	8	9	9	10
Credit card	24	29	30	28	30
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	179	184	192	211	211

Total ninety days past due loans and leases	$203	$216	$200	$274	$279

Ratios
Net losses charged off as a percent of average loans and leases	0.88%	1.08%	1.19%	1.32%	1.56%
Allowance for loan and lease losses:
As a percent of loans and leases	2.45%	2.59%	2.78%	3.08%	3.35%
As a percent of nonperforming loans and leases (a)	150%	157%	157%	158%	160%
As a percent of nonperforming assets (a)	125%	127%	124%	125%	125%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.62%	1.64%	1.76%	1.93%	2.09%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.96%	2.03%	2.23%	2.44%	2.66%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.99%	2.13%	2.32%	2.64%	2.84%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	June 2012	March 2012	December 2011	September 2011	June 2011
Income before income taxes (U.S. GAAP)	565	603	418	530	506
Add: Provision expense (U.S. GAAP)	71	91	55	87	113

Pre-provision net revenue	636	694	473	617	619

Net income available to common shareholders (U.S. GAAP)	376	421	305	373	328
Add: Intangible amortization, net of tax	2	3	3	3	4

Tangible net income available to common shareholders	378	424	308	376	332
Tangible net income available to common shareholders (annualized) (a)	1,520	1,705	1,222	1,492	1,332

Average Bancorp shareholders’ equity (U.S. GAAP)	13,628	13,366	13,147	12,841	12,365
Less: Average preferred stock	398	398	398	398	398
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	34	38	42	47	52

Average tangible common equity (b)	10,779	10,513	10,290	9,979	9,498

Total Bancorp shareholders’ equity (U.S. GAAP)	13,773	13,560	13,201	13,029	12,572
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(33)	(36)	(40)	(45)	(49)

Tangible common equity, including unrealized gains / losses (c)	10,925	10,709	10,346	10,169	9,708
Less: Accumulated other comprehensive income / loss	(454)	(468)	(470)	(542)	(396)

Tangible common equity, excluding unrealized gains / losses (d)	10,471	10,241	9,876	9,627	9,312
Add: Preferred stock	398	398	398	398	398

Tangible equity (e)	10,869	10,639	10,274	10,025	9,710

Total assets (U.S. GAAP)	117,543	116,747	116,967	114,905	110,805
Less: Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(33)	(36)	(40)	(45)	(49)

Tangible assets, including unrealized gains / losses (f)	115,093	114,294	114,510	112,443	108,339
Less: Accumulated other comprehensive income / loss, before tax	(698)	(720)	(723)	(834)	(609)

Tangible assets, excluding unrealized gains / losses (g)	114,395	113,574	113,787	111,609	107,730

Total Bancorp shareholders’ equity (U.S. GAAP)	13,773	13,560	13,201	13,029	12,572
Goodwill and certain other intangibles	(2,512)	(2,518)	(2,514)	(2,514)	(2,536)
Unrealized gains	(454)	(468)	(470)	(542)	(396)
Qualifying trust preferred securities	2,248	2,248	2,248	2,273	2,312
Other	38	38	38	20	20

Tier I capital	13,093	12,860	12,503	12,266	11,972
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Qualifying trust preferred securities	(2,248)	(2,248)	(2,248)	(2,273)	(2,312)
Qualifying noncontrolling interest in consolidated subsidiaries	(50)	(50)	(50)	(30)	(30)

Tier I common equity (h)	10,397	10,164	9,807	9,565	9,232

Common shares outstanding (i)	919	920	920	920	920

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	106,398	105,412	104,945	102,562	100,320

Ratios:
Return on average tangible common equity (a) / (b)	14.10%	16.22%	11.88%	14.95%	14.02%
Tangible equity (e) / (g)	9.50%	9.37%	9.03%	8.98%	9.01%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	9.15%	9.02%	8.68%	8.63%	8.64%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.49%	9.37%	9.04%	9.04%	8.96%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.84%	9.72%	9.41%	9.39%	9.28%
Tangible book value per share (c) / (i)	$11.89	$11.64	$11.25	$11.05	$10.55
Tier I common equity (h) / (j)	9.77%	9.64%	9.35%	9.33%	9.20%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended June 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	352	342	77	29	99	899
Provision for loan and lease losses	(61)	(69)	(49)	(2)	110	(71)

Net interest income after provision for loan and lease losses	291	273	28	27	209	828
Total noninterest income	177	205	189	98	9	678
Total noninterest expense	(269)	(401)	(166)	(112)	11	(937)

Net income before taxes	199	77	51	13	229	569
Applicable income taxes (a)	(36)	(27)	(18)	(5)	(98)	(184)

Net income	163	50	33	8	131	385
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	163	50	33	8	131	385
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	163	50	33	8	122	376

For the three months ended March 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	353	335	80	27	108	903
Provision for loan and lease losses	(76)	(86)	(54)	(3)	128	(91)

Net interest income after provision for loan and lease losses	277	249	26	24	236	812
Total noninterest income	177	190	211	97	94	769
Total noninterest expense	(288)	(394)	(162)	(110)	(19)	(973)

Net income before taxes	166	45	75	11	311	608
Applicable income taxes (a)	(24)	(16)	(27)	(4)	(107)	(178)

Net income	142	29	48	7	204	430
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	142	29	48	7	204	430
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	142	29	48	7	195	421

For the three months ended December 31, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	359	365	87	28	81	920
Provision for loan and lease losses	(88)	(92)	(56)	(1)	182	(55)

Net interest income after provision for loan and lease losses	271	273	31	27	263	865
Total noninterest income	144	205	157	88	(44)	550
Total noninterest expense	(270)	(387)	(171)	(104)	(61)	(993)

Net income before taxes	145	91	17	11	158	422
Applicable income taxes (a)	(13)	(32)	(6)	(4)	(53)	(108)

Net income	132	59	11	7	105	314
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	132	59	11	7	105	314
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	132	59	11	7	96	305

For the three months ended September 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	345	359	85	28	85	902
Provision for loan and lease losses	(104)	(87)	(55)	(15)	174	(87)

Net interest income after provision for loan and lease losses	241	272	30	13	259	815
Total noninterest income	159	215	191	92	8	665
Total noninterest expense	(258)	(399)	(158)	(105)	(26)	(946)

Net income before taxes	142	88	63	—	241	534
Applicable income taxes (a)	(12)	(31)	(22)	—	(88)	(153)

Net income	130	57	41	—	153	381
Dividends on preferred stock	—	—	—	—	8	8

Net income available to common shareholders	130	57	41	—	145	373

For the three months ended June 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	339	359	81	28	62	869
Provision for loan and lease losses	(147)	(98)	(55)	(4)	191	(113)

Net interest income after provision for loan and lease losses	192	261	26	24	253	756
Total noninterest income	163	213	167	95	18	656
Total noninterest expense	(276)	(391)	(147)	(104)	17	(901)

Net income before taxes	79	83	46	15	288	511
Applicable income taxes (a)	9	(29)	(16)	(5)	(133)	(174)

Net income	88	54	30	10	155	337
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	88	54	30	10	146	328

(a)	Includes taxable equivalent adjustments of $4 million for the three months ended June 30, 2012, $5 million for the three months ended March 31, 2012, $4 million for the three months ended December 31, 2011, $4 million for the three months ended September 30, 2011, and $5 million for the three months ended June 30, 2011.